Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lemonade, Inc. 2020 Incentive Award Plan , the Metromile, Inc. 2021 Equity Incentive Plan and the Metromile, Inc. Amended and Restated 2011 Equity Incentive Plan of our reports dated March 1, 2022, with respect to the consolidated financial statements of Lemonade, Inc. and the effectiveness of internal control over financial reporting of Lemonade, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 28, 2022